Exhibit 99.2
For More Information Contact:
Barbara Bolens (414) 438-6940
For Immediate Release
Brady Corporation increases quarterly dividend to shareholders 13 percent
MILWAUKEE (September 17, 2008)—Brady Corporation’s (NYSE: BRC) Board of Directors has announced an increase in its quarterly dividend to shareholders of the company’s Class A Common Stock by 13 percent, from $0.15 to $0.17 per share. This represents the 23rd consecutive annual increase in dividends. The dividend will be paid on October 31, 2008, to shareholders of record at the close of business on October 10, 2008.
     “We continue to be focused on creating value for our shareholders, and this year’s dividend increase is a result of our higher levels of profitability and strong cash flow,” said Brady CFO Thomas J. Felmer.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 7,800 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2008 sales were approximately $1.523 billion.
     More information is available on the Internet at www.bradycorp.com
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